Exhibit 99.1

For Immediate Release

Contact: John E. Vollmer III

SVP & Chief Financial Officer

Patterson-UTI Energy, Inc.
(214) 360-7800

Patterson-UTI Energy Reports
Financial Results for First Quarter of 2007
Increases Quarterly Dividend

SNYDER, Texas – May 3, 2007 – PATTERSON-UTI ENERGY, INC. (NASDAQ: PTEN) today announced financial results for the quarter ended March 31, 2007. Net income totaled $116 million, or $0.73 per share, compared to $159 million, or $0.91 per share for the comparable three months in 2006. Revenues for the just completed quarter were $547 million, compared to $598 million for the first quarter of 2006.

The Company also increased its quarterly cash dividend on its Common Stock to $0.12 per share, or $0.48 per share on an annualized basis. The quarterly dividend is to be paid to holders of record as of June 14, 2007 and will be paid on June 29, 2007.

Cloyce A. Talbott, Patterson-UTI’s Chief Executive Officer, commented, “As previously stated, warmer than normal temperatures during the winter months of calendar 2006 resulted in high levels of natural gas in storage and lower natural gas prices. As a result, customers postponed projects and reduced their drilling activities during the first quarter of 2007. During the quarter we had an average of 255 rigs operating, including 243 in the U.S. and 12 in Canada. This compares to an average of 290 rigs operating in the fourth quarter of 2006, including 278 in the U.S. and 12 in Canada.”

Mr. Talbott added, “Average revenues per operating day during the first quarter were $20,350, compared to $20,760 in the fourth quarter of 2006. Average direct costs per operating day increased to $10,720, compared to $9,940 for the fourth quarter of 2006, primarily as a result of costs associated with deactivating drilling rigs and retention of skilled personnel.”

“Natural gas prices have improved as colder winter weather that began in mid-January 2007 resulted in increased demand for natural gas and a decline in natural gas in storage. We continue to expect the combination of decreased drilling activity, along with the high production decline rates from many existing wells, will reduce the natural gas supply and require increased drilling activity to avoid a shortfall of natural gas. We have recently seen a modest increase in our rig count in the United States,” Mr. Talbott added.

Mark S. Siegel, Chairman of Patterson-UTI, stated, “As we have previously stated, we believe that the current downturn will be modest both in severity and duration, and we are using this period as an opportunity to continue making significant upgrades to our drilling rig fleet. In anticipation of increased demand later in 2007, we expect to add approximately fifteen drilling rigs to our marketable fleet during the year.”

All references to “net income per share” in this press release are diluted earnings per common share as defined within Statement of Financial Accounting Standards No. 128.

The Company will hold its quarterly conference call to discuss first quarter results today at 9:00 a.m. Eastern (8:00 a.m. Central and 6:00 a.m. Pacific). This call is being Webcast and can be accessed through Patterson-UTI’s Web site at www.patenergy.com or at www.streetevents.com in the Individual Investor Center. Replay of the conference call Webcast will be available through May 17, 2007 at www.patenergy.com and telephone replay of the call will be available through May 10, 2007.

About Patterson-UTI

Patterson-UTI Energy, Inc. provides onshore contract drilling services to exploration and production companies in North America. The Company has approximately 340 currently marketable land-based drilling rigs that operate primarily in the oil and natural gas producing regions of Texas, New Mexico, Oklahoma, Arkansas, Louisiana, Mississippi, Colorado, Utah, Wyoming, Montana, North Dakota, South Dakota and western Canada. Patterson-UTI Energy, Inc. is also engaged in the businesses of pressure pumping services and drilling and completion fluid services. Additionally, the Company has an exploration and production business.

Statements made in this press release which state the Company’s or management’s intentions, beliefs, expectations or predictions for the future are forward-looking statements. It is important to note that actual results could differ materially from those discussed in such forward-looking statements. Important factors that could cause actual results to differ materially include, but are not limited to, declines in oil and natural gas prices that could adversely affect demand for the Company’s services, and their associated effect on day rates, rig utilization and planned capital expenditures, excess availability of land drilling rigs, adverse industry conditions, difficulty in integrating acquisitions, demand for oil and natural gas, shortages of rig equipment and ability to retain management and field personnel. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in the Company’s SEC filings, which may be obtained by contacting the Company or the SEC. These filings are also available through the Company’s web site at http://www.patenergy.com or through the SEC’s Electronic Data Gathering and Analysis Retrieval System (EDGAR) at http://www.sec.gov. We undertake no obligation to publicly update or revise any forward-looking statement.

PATTERSON-UTI ENERGY, INC.
Condensed Consolidated Statements of Income (Unaudited)
(in thousands, except per share amounts)

	Three Months Ended
	March 31,
	2007	2006
REVENUES	$547,101	$597,733
COSTS AND EXPENSES
Direct operating costs (excluding depreciation, depletion and impairment)	295,974	292,265
Depreciation, depletion and impairment	55,931	43,549
Selling, general and administrative	14,669	12,811
Embezzlement costs, net of recoveries	—	3,780
Other operating expenses	802	(271)

Total Costs and Expenses	367,376	352,134

OPERATING INCOME	179,725	245,599

OTHER INCOME (EXPENSE)
Interest expense	(763)	(58)
Interest income	369	2,351
Other	94	84

Total Other Income (expense)	(300)	2,377

INCOME BEFORE INCOME TAXES AND CUMULATIVE EFFECT OF CHANGE IN
ACCOUNTING PRINCIPLE	179,425	247,976
INCOME TAX EXPENSE	63,624	89,407

INCOME BEFORE CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING PRINCIPLE	115,801	158,569
CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING PRINCIPLE, NET OF RELATED
TAX EXPENSE OF $398	—	687

NET INCOME	$115,801	$159,256

NET INCOME PER COMMON SHARE
Basic	$0.75	$0.93

Diluted	$0.73	$0.91

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING
Basic	155,387	171,818

Diluted	157,742	174,313

PATTERSON-UTI ENERGY, INC.
Additional Financial and Operating Data (Unaudited)
(dollars in thousands)

	Three Months Ended
	March 31,
	2007	2006

Contract Drilling:
Revenues	$467,498	$508,704
Direct operating costs (excluding depreciation)	$246,154	$233,774
Selling, general and administrative	$1,451	$1,788
Operating days	22,972	27,000
Average revenue per operating day	$20.35	$18.84
Average direct operating costs per operating day	$10.72	$8.66
Average margin per operating day	$9.64	$10.18
Average rigs operating	255	300
Capital expenditures	$153,276	$99,377

Pressure Pumping:
Revenues	$38,584	$31,328
Direct operating costs (excluding depreciation)	$21,151	$17,650
Selling, general and administrative	$4,068	$2,986
Total jobs	2,839	2,711
Average revenue per job	$13.59	$11.56
Average costs per job	$7.45	$6.51
Average margin per job	$6.14	$5.05
Capital expenditures	$16,425	$9,027

Drilling and Completion Fluids:
Revenues	$30,760	$49,181
Direct operating costs (excluding depreciation)	$25,391	$38,186
Selling, general and administrative	$2,397	$2,440
Total jobs	435	487
Average revenue per job	$70.71	$100.99
Average costs per job	$58.37	$78.41
Average margin per job	$12.34	$22.58
Capital expenditures	$1,098	$951

Oil and Natural Gas Production and Exploration:
Revenues	$10,259	$8,520
Direct operating costs (excluding depreciation, depletion and impairment)	$3,278	$2,655
Selling, general and administrative	$648	$638
Capital expenditures	$5,032	$4,861

Corporate and Other:
Selling, general and administrative	$6,105	$4,959
Other operating expenses	$802	$(271)
Embezzlement costs, net of recoveries	$—	$3,780
Capital expenditures	$—	$—
Total capital expenditures	$175,831	$114,216

	March 31,	December 31,
	2007	2006

Selected Balance Sheet Data (Unaudited):
Cash and cash equivalents	$16,930	$13,385
Current assets	$574,294	$652,670
Total assets	$2,228,669	$2,192,503
Current liabilities	$355.494	$317,618
Long-term debt, less current maturities	$—	$120,000
Working capital	$218,800	$335,052